Exhibit 4.1.1

SUPPLEMENTAL INDENTURE NO. 1

SUPPLEMENTAL INDENTURE No. 1, dated as of November 8, 2021, among CEMEX, S.A.B. de C.V., a publicly traded stock corporation with variable capital (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (the “Issuer”), the existing guarantors under the Indenture (as defined below) listed on Schedule I hereto (collectively, the “Existing Guarantors”), CEMEX Operaciones México, S.A. de C.V., a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“CEMEX Operaciones México”), Cemex Innovation Holding Ltd., a limited company organized under the laws of Switzerland (together with CEMEX Operaciones México, the “New Guarantors”, and, each, a “New Guarantor” and, together with the Existing Guarantors, the “Note Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Existing Guarantors and the Trustee previously have entered into an indenture, dated as of March 19, 2019 (the “Indenture”), providing for the issuance of the Issuer’s 3.125% Euro-Denominated Senior Secured Notes due 2026 (the “Notes”);

WHEREAS, Section 9.1(a)(iv) of the Indenture provides that the Issuer, the Existing Guarantors and the Trustee may enter into a supplemental indenture without notice to or consent of any Holder to add guarantees with respect to the Notes;

WHEREAS, the Issuer desires to amend and supplement the Indenture as provided in Article II hereof to provide for the guarantee by each New Guarantor of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein;

WHEREAS, the Issuer and the Note Guarantors are authorized to execute and deliver this Supplemental Indenture No. 1;

WHEREAS, the Issuer has requested that the Trustee join in the execution of this Supplemental Indenture No. 1 pursuant to Section 9.6 of the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture No. 1 a valid agreement of the parties and a valid supplement to the Indenture have been done.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Issuer, the Note Guarantors and the Trustee hereby agree, for the benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. All definitions in the Indenture shall be read in a manner consistent with the terms of this Supplemental Indenture No. 1.

ARTICLE II

NOTE GUARANTEES

Section 2.01 Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with the other Note Guarantors, irrevocably, fully and unconditionally, to guarantee the Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Note Guarantor.

ARTICLE III

MISCELLANEOUS

Section 3.01 Effect of This Supplemental Indenture No. 1. This Supplemental Indenture No. 1 supplements the Indenture and shall be a part, and subject to all the terms, thereof. The Indenture, as supplemented and amended by this Supplemental Indenture No. 1, is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture No. 1 shall be read, taken and construed as one and the same instrument. All provisions included in this Supplemental Indenture No. 1 supersede any conflicting provisions included in the Indenture, unless not permitted by law.

Section 3.02 Governing Law. This Supplemental Indenture No. 1 shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.03 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Supplemental Indenture No. 1.

Section 3.04 Counterparts. The parties may sign any number of copies of this Supplemental Indenture No. 1. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.05 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture No. 1 or for or in respect of the recitals contained herein, all of which are made solely by the Issuer and the Note Guarantors. In entering into this Supplemental Indenture No. 1, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee whether or not elsewhere herein so provided. The Issuer and the Note Guarantors expressly reaffirm and confirm their obligations to indemnify the Trustee in connection with the Indenture and all the actions contemplated hereby, all in accordance with the terms of the Indenture.

[SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture No. 1 to be duly executed as of the date first written above.

CEMEX, S.A.B. de C.V., as Issuer

By:	/s/ Fernando J. Reiter Landa
Name: Fernando J. Reiter Landa
Title: Attorney-in-fact

CEMEX Concretos, S.A. de C.V., as Note Guarantor

By:	/s/ Fernando J. Reiter Landa
Name: Fernando J. Reiter Landa
Title: Attorney-in-fact

CEMEX Operaciones México, S.A. de C.V., as Note Guarantor

By:	/s/ Fernando J. Reiter Landa
Name: Fernando J. Reiter Landa
Title: Attorney-in-fact

CEMEX Corp., as Note Guarantor

By:	/s/ Fernando J. Reiter Landa
Name: Fernando J. Reiter Landa
Title: Attorney-in-fact

Cemex Innovation Holding Ltd., as Note Guarantor

By:	/s/ Fernando J. Reiter Landa
Name: Fernando J. Reiter Landa
Title: Attorney-in-fact

[Signature page to Supplemental Indenture No. 1 (3.125% Euro-Denominated Senior Secured Notes due 2026)]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Wanda Camacho
Name: Wanda Camacho
Title: Vice President

[Signature page to Supplemental Indenture No. 1 (3.125% Euro-Denominated Senior Secured Notes due 2026)]

SCHEDULE I

EXISTING GUARANTORS

1.	CEMEX Concretos, S.A. de C.V.

2.	CEMEX Corp.